FORM 5                Securities and Exchange Commission
Form 3 Holdings            Washington, DC 20549
 Reported []
Form 4 Transactions
 Reported []

              Annual Statement of Changes in Beneficial Ownership

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940


1.   Name and Address of Reporting Person   5. If Amendment, Date of Original
                                               (Month/Year)
   Hills        Carter            H
   ____________________________________      ______________________________
   (Last)          First        Middle

   2132 Leroy Place, N.W.                 6. Relationship of Reporting
   ____________________________________      Person(s) to Issuer
                 (Street)                    (Check all applicable)

   Washington      DC           20008        _X  Director    __ 10% Owner
   ____________________________________      __  Officer     __ Other (Specify)
   (City)         (State)        (Zip)            (title)               below)
                                            _____________   _________________

2.   Issuer Name and Trading Symbol          7. Individual or Joint/Group
   Filing

   DCI Telecommunications, Inc.     DCTC     _X Form filed by One Reporting
   ____________________________________           Person
                                             __ Form filed by More than One
3. IRS Identification Number of Reporting         Reporting Person
    Person, if an entity (Voluntary)


4.   Statement for Month/Year
      April / 2000
   __________________________

_____________________________________________________________________________

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
             Owned

1. Title   2. Trans-  3.Trans- 4.Securities   5.Amount     6.Owner- 7.Nature
   of         action    action   Acquired (A)  of            ship     of
   Security   Date      Code     or Disposed   Securities    Form:   Indirect
              (Month/            of (D)        Beneficially  Direct   Benefi-
                Day/                           Owned at end  or       cial
               Year)                           of Issuer's   Indirect Owner-
                                               Fiscal Year             ship

DCI Telecom.
common stock                                     97,001         D
___________  _______   _______  ____________   __________    ________ ______

DCI Telecom.                                                        By Oldham
common stock                                     40,000         I   Investment
                                                                    Group
___________  _______   _______  ____________   __________    ________ ______

DCI Telecom.
common stock                                     25,000         I   By Spouse

___________  _______   _______  ____________   __________    ________ ______

___________  _______   _______  ____________   __________    ________ ______

___________  _______   _______  ____________   __________    ________ ______

___________  _______   _______  ____________   __________    ________ ______

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
             (e.g. puts, calls, warrants, options, convertible securities)

1.Title of      2.Conver-   3.Trans-  4. Trans- 5.Number of  6.Date
  Derivative      sion or     action     Code    Deriva-       Exer-
  Security        Exercise    date               tive          cisable
                  Price of                       Secur-        and
                  Deri-                          ities         Expir-
                  vative                         Acquired      ation
                  Security                       or            Date
                                                 Disposed
                                                 of

                                         Cod    (A)  (D)     Exer  Expire

Options            $0.60      --         --      --  --   07/26/95 07/26/00
________________  _______    ______      ___    ___  ___    ______ ______

Options            $0.1875    --         --      --  --   10/11/96 04/12/01
________________  _______    ______      ___    ___  ___    ______ ______

Options            $0.1875    --         --      --  --   10/18/96 04/12/01
________________  _______    ______      ___    ___  ___    ______ ______

Options            $0.68      --         --      --  --   10/15/98
                                                            thru
                                                          01/01/99 10/15/03
________________  _______    ______      ___    ___  ___    ______ ______

Options            $0.81      --         --      --  --   06/21/99 06/21/04
________________  _______    ______      ___    ___  ___    ______ ______

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
             (e.g. puts, calls, warrants, options, convertible securities)

7.Title      8. Price    9. Number    10. Owner-     11. Nature
  & Amount      of          of            ship           of
  of            Deriv-      Deriv-        Form           Indirect
  Underlying    ative       ative         of             Benefi-
  Securities    Security    Secur-        Deriv-         cial
                            ities         ative          Owner-
                            Bene-         Secur-         ship
                            ficially      ity
                            Owned at      Direct
                            End of        or
                            Year          Indirect

Common           --         25,000          D              --
_____________  _______      ______        ______         ______

Common           --         50,000          D              --
_____________  _______      ______        ______         ______

Common           --         50,000          D              --
_____________  _______      ______        ______         ______

Common           --         92,272          D              --
_____________  _______      ______        ______         ______

Common           --         30,000          D              --

_____________  _______      ______        ______         ______




Explanation of Responses:

All options represent the right to purchase DCI common shares.





                                        /S/ Carter H. Hills      April 24, 2000
                                        _____________________     _________
                                        Signature of Reporting       Date
                                         Person